UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Cheesecake Factory Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to responds to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 17, 2007

Dear Stockholder:

You are cordially invited to attend The Cheesecake Factory Incorporated Annual Meeting of Stockholders on Tuesday, May 22, 2007 at 10:00 a.m. (Pacific Daylight Time). The meeting will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement. Our agenda for the Annual Meeting will also include an overview of our business operations and recent performance results.

Regardless of whether or not you will attend, please vote by signing, dating and returning the enclosed Proxy Card. Or, you can vote by telephone or Internet (see back cover). Voting by mail will not prevent you from voting in person at the meeting.

Sincerely,

David Overton
Chairman of the Board and
Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your proxy by telephone or the Internet (see back cover), or by returning the Proxy Card by mail. If you are able to attend the meeting and you wish to vote your shares in person, the proxy is revocable.

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to stockholders. Admission will be on a first-come, first-served basis. Stockholders may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

THE CHEESECAKE FACTORY INCORPORATED
26901 Malibu Hills Road
Calabasas Hills, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
May 22, 2007

The 2007 Annual Meeting of Stockholders of THE CHEESECAKE FACTORY INCORPORATED (the “Company”) will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Tuesday, May 22, 2007, beginning at 10:00 a.m. Pacific Daylight Time, for the following purposes:

1.                To elect two nominees to serve as directors of the Company for three-year terms and until respective successors shall be elected and qualified;

2.                To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2008; and

3.                To transact such other business as may properly come before the meeting or any adjournment thereof.

At the Annual Meeting, the Board of Directors intends to present Thomas L. Gregory and David R. Klock for election to the Board of Directors.

The Board of Directors has fixed the close of business on March 30, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Debby R. Zurzolo
Secretary

Calabasas Hills, California
April 17, 2007

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. PLEASE READ CAREFULLY THE ATTACHED PROXY STATEMENT, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, AND RETURN THE PROXY CARD AS SOON AS POSSIBLE.

THE CHEESECAKE FACTORY INCORPORATED

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2007

General

This Proxy Statement is furnished to the stockholders of THE CHEESECAKE FACTORY INCORPORATED (the “Company” and “we,” “us” or “our”) in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on May 22, 2007, beginning at 10:00 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof. We intend to cause this Proxy Statement and form of proxy to be mailed to stockholders on or about April 17, 2007.

Voting; Quorum; Abstentions and Broker Non-Votes

On March 30, 2007, the record date fixed by the Board of Directors for the Annual Meeting, 82,334,677 shares of our common stock were outstanding and there were no outstanding shares of any other class of stock. Each holder of common stock is entitled to one vote for each share of such stock held of record. Only stockholders of record at the close of business on March 30, 2007 will be entitled to notice of and to vote at the Annual Meeting.

The required quorum for the transaction of business at the Annual Meeting is a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy. Our Bylaws provide that unless otherwise provided by law or by the Certificate of Incorporation or the Bylaws, all elections and questions other than the election of directors shall be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the Annual Meeting. Shares of stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining. Shares of voting stock represented by “broker non-votes” (i.e., shares of stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the record holder has indicated on the proxy card or has executed a proxy and otherwise notified us that it does not have authority to vote such shares on that matter) shall be treated as present for purposes of determining a quorum.

Directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect the election of a candidate who receives a plurality of votes. Proposal 2 requires the approval of a majority of the outstanding shares of stock entitled to vote thereon present in person or proxy at the Annual Meeting. Accordingly, abstentions as to Proposal 2 will have the same effect as votes against the proposal. Broker non-votes as to Proposal 2, however, will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of the proposals.

Proxies

Proxies delivered pursuant to this solicitation are revocable at the option of the persons executing the same, prior to their exercise, by attendance and voting at the Annual Meeting (although attendance at the

Annual Meeting itself will not revoke a proxy) or by filing written notice with Debby R. Zurzolo, our Secretary, revoking the proxy  or by voting another duly executed proxy bearing a later date. Unless previously revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein.

If no directions are given, the shares represented by such proxies will be voted FOR the election of the nominees for directors named in this Proxy Statement; and FOR the ratification of the selection of PricewaterhouseCoopers LLC as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2008. The named proxies may vote in their discretion upon such other matters as may properly come before the Annual Meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Solicitation

We will pay for the cost of preparing, assembling and mailing the Notice of Annual Meeting and Proxy Statement and the cost of this solicitation. Our directors, officers and other staff members may solicit proxies, without additional remuneration, in person or by telephone or facsimile transmission. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard. Our staff members participating in a solicitation of proxies will not receive any additional remuneration. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option of doing so if it should appear that a quorum otherwise might not be obtained.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws provide for a Board of Directors consisting of no less than five and no more than thirteen members, the exact number within this range being determined by the Board of Directors. The Board of Directors has currently set the number of directors at six. The Board of Directors is classified into three classes with each director serving a three-year term. Thomas L. Gregory and David R. Klock are serving terms that will expire at the Annual Meeting of Stockholders to be held in 2007. David Overton is serving a term that will expire at the Annual Meeting of Stockholders to be held in 2008. Jerome I. Kransdorf and Wayne H. White are serving terms that will expire at the Annual Meeting of Stockholders to be held in 2009. On February 12, 2007, Karl L. Matthies tendered his resignation from our Board of Directors and its Audit, Compensation and Governance Committees, effective May 22, 2007. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Company officers are appointed annually by the Board of Directors and serve at the Board of Directors’ discretion.

The Corporate Governance and Nominating Committee of the Board of Directors (“Governance Committee”) has recommended the nomination of Thomas L. Gregory and David R. Klock for reelection to the Board of Directors for three-year terms that will expire at the Annual Meeting of Stockholders to be held in 2010. Dr. Klock was recommended by a non-management director for consideration by the Governance Committee. The Board of Directors approved this recommendation and nominated Mr. Gregory and Dr. Klock, each of whom has indicated his willingness to serve. Unless a stockholder specifies otherwise, the shares represented by each returned proxy will be voted FOR the election of Mr. Gregory and Dr. Klock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF MR. GREGORY AND DR. KLOCK TO THE BOARD OF DIRECTORS.

The Company’s Board of Directors

DAVID OVERTON, age 61, co-founded the Company’s predecessor with his parents. He has served as our Chairman of the Board and Chief Executive Officer since its incorporation in February 1992.

THOMAS L. GREGORY, age 71, became a director of the Company upon the consummation of its initial public offering in September 1992. Mr. Gregory has over 50 years of experience in the food service industry. He served as Vice Chairman of the board of directors of Sizzler International, Inc., a restaurant chain, until August 1994. Mr. Gregory served as President, Chief Executive Officer and a member of the board of directors of Sizzler from 1982 to 1991, and then served as President of its successor company until his retirement in 1992. From 1974 to 1991, he served as Vice President for Collins Foods International, Inc., a food service company, and retained such position concurrently with his positions at Sizzler. Mr. Gregory is a member of the board of directors of Regis Corporation, the world’s largest chain of retail hair care operations.

DAVID R. KLOCK, Ph.D., age 62, became a director of the Company in December 2006. Dr. Klock is Dean of the College of Business Administration and Interim Dean of the Collins School of Hospitality Management at California State Polytechnic University in Pomona, California. In 2004, Dr. Klock was appointed Chairman of CompBenefits Corporation, an Atlanta, Georgia-based provider of dental and vision plans to over 4.5 million members in the United States. From 1993 to 2004, Dr. Klock served as Chairman and Chief Executive Officer of CompBenefits and from 1991 to 1993, he served as President. Dr. Klock is currently Chairman Emeritus of CompBenefits.

JEROME I. KRANSDORF, age 68, became a director of the Company in March 1997. Mr. Kransdorf has more than 40 years of investment management experience. He currently serves as President of JaK Direct, a division of Muriel Siebert & Co., Inc. From 1997 to 2001, Mr. Kransdorf served as Senior Vice President of J. & W. Seligman & Co. Incorporated, an investment advisory firm. From 1959 to 1997, he was employed in investment and senior management positions at Wertheim & Co. and its successor companies.

WAYNE H. WHITE, age 69, became a director of the Company upon the consummation of its initial public offering in September 1992. From 1983 until his retirement in June 2002, Mr. White was an investment banker specializing in gaming and restaurant companies. Mr. White has approximately 20 years of senior management experience in the restaurant industry, including Victoria Station (seven years) and Famous Restaurants (two years). He is also a member of the board of directors of Nevada Gold & Casinos, Inc.

The Company’s Director Nominations Process

The Board of Directors has adopted a Policy and Procedure Regarding Board of Director Candidates (the “Nominations Policy”). The purpose of the Nominations Policy is to describe the process by which candidates are selected for possible inclusion in our recommended slate of director nominees. The Governance Committee of the Board of Directors administers the Nominations Policy.

The Governance Committee is responsible for identifying candidates for nomination or appointment to the Board of Directors. To fulfill this function, the Governance Committee will at least annually review the size and composition of the Board of Directors and its committees, including the number of directors eligible for election at the annual meeting of stockholders, in accordance with our Articles of Incorporation and Bylaws. The Governance Committee may solicit recommendations for nominees from other directors, members of management or others. In addition, the Governance Committee will consider recommendations of a stockholder of record who timely complies with these policies and procedures.

Minimum Qualifications

The Governance Committee has identified the following minimum qualifications for candidates for nomination to the Board of Directors:

•       Each candidate must consent in writing to be named in our proxy statement as a nominee and to serve as a director of the Company if nominated, elected or appointed, and qualified.

•       Each candidate’s service as a director must not cause us or any of our subsidiaries to lose, or to be threatened with the loss of any application for, right to the use of, or entitlement to, any material governmental license, authorization or permit.

•       Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

•       Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

•       No candidate or family member (as defined in National Association of Securities Dealers, “NASD,” rules) of a candidate shall have any material personal, financial or professional interest in any present or potential competitor of ours.

•       Each candidate shall be prepared to fully participate in Board activities, including active membership on at least one Board committee, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

•       Each candidate shall not serve as a member of the board of directors of more than four publicly traded companies in addition to us.

•       Each candidate shall not have attained the age of 72 as of the date of appointment or election to the Board.

Criteria for Evaluating Candidates

In evaluating nominations, the Committee will seek to achieve a balance of different capabilities and overall diversity, including in the areas of personal and professional experiences and backgrounds, financial, managerial and operational knowledge, variety of opinions and perspectives, and other differentiating characteristics with the goal of seeking and selecting candidates that will enhance the Board’s ability to adequately perform its responsibilities, increase shareholder value, and adhere to good corporate governance practices. The Committee will consider the following criteria in evaluating candidates for nomination in light of the size and composition of the Board of Directors and its committees:

•       Satisfaction of the minimum qualifications established by the Committee.

•       Education and other training.

•       Relevant personal and professional background, including financial, managerial and operational skills and knowledge and experience in both corporate and non-traditional environments, such as government, academia and non-profit organizations.

•       Whether the candidate is a party to any action or arbitration adverse to us or any of our subsidiaries.

•       Whether the candidate would qualify as an “independent” director as defined by The Nasdaq Stock Market listing standards.

•       Whether the candidate would qualify as an “audit committee financial expert.”

•       Whether the candidate has been involved in any legal proceeding that would be required to be disclosed by us pursuant to Item 401(f) of Regulation S-K.

•       Whether any business relationships exist, or have existed, that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

•       The candidate’s reputation for judgment and honesty.

•       Whether we would be required to disclose any of the relationships described in Section 407(e)(4) of Regulation S-K.

•       The number and identity of any other boards of directors of which the candidate is a member.

•       Other professional and personal commitments that could affect the candidate’s ability to serve.

•       Whether the candidate has provided accurate and complete responses to any requests for additional information by the Committee.

•       Other relevant characteristics that would enhance the Board’s ability to adequately perform its responsibilities, increase shareholder value, and adhere to good corporate governance practices.

•       Any history of criminal convictions.

•       If requested by the Committee, whether the candidate has agreed to be interviewed by the Committee.

General Nomination Right of All Stockholders

Any of our stockholders may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the advance notice, information and consent provisions contained in our Bylaws. Nominations for the election of directors, other than by the Governance Committee or the Board of Directors, must be made by a stockholder of record on the date of giving notice and on the record date for such meeting by giving timely written notice to our Secretary at our principal offices. Such notice must be received with a minimum of 90 days and a maximum of 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided that if  notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the annual meeting. In the event that the number of a class of directors to be elected is increased and we make no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if the notice is delivered to, or mailed and received at, our principal executive offices (addressed to our Secretary) no later than 10 calendar days following the day on which we make the public announcement. In the case of a special meeting of stockholders called for the purpose of electing directors, notice will be timely if the stockholder provides written notice to our Secretary not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the meeting date was made, whichever first occurs, or no less than 90 or more than 120 days prior to the meeting. The stockholder’s notice must include all of the information required by our Bylaws, including a statement whether the stockholder intends to deliver a proxy statement and form of proxy to a sufficient number of holders to elect the nominee or nominees. If the stockholder provides a statement that the stockholder intends to deliver a proxy statement and form of proxy, the nomination may not be brought before the meeting unless the stockholder has delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by the stockholder to be sufficient to elect the nominee or nominees proposed by the stockholder.

The foregoing summary does not purport to be a complete description of all of the provisions of our Bylaws pertaining to stockholder nominations and proxies. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to our Secretary at our principal executive offices.

Stockholder Recommendations to the Governance Committee

A stockholder of record may also recommend a candidate for consideration by the Governance Committee. In order to give the Governance Committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Secretary at our principal executive offices no later than the 120th calendar day before the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. With respect to the 2008 Annual Meeting of Stockholders, recommendations should be received by December 17, 2007. The stockholder’s recommendation must include all of the following:

•       The stockholder’s name, address and telephone number.

•       The recommended candidate’s name, address and telephone number.

•       The written consent of the recommended candidate to be named in our proxy statement and to serve as a director if nominated, elected or appointed, and qualified to serve.

•       A description of all arrangements or understandings in connection with such recommendation between the stockholder and the recommended candidate or between the stockholder and any other person or persons (including their names).

•       A description of any business, familial or other financial or personal relationship between the stockholder and the recommended candidate.

•       Information with respect to the recommended candidate with respect to each of the criteria identified above for evaluating recommendations.

Evaluation of Candidates

The Governance Committee will consider all candidates identified through the process outlined above, and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Governance Committee’s initial evaluation, a candidate continues to be of interest to the Governance Committee, the Chair of the Governance Committee will interview the candidate and communicate the Chair’s evaluation to the other committee members and the Chairman of the Board of Directors. Other members of the Governance Committee and senior Company management will conduct subsequent interviews. Ultimately, background and reference checks will be conducted and the Governance Committee will meet to finalize its list of recommended candidates for consideration by the full Board of Directors. If an incumbent is nominated, the interview process may be abbreviated at the discretion of the Chair of the Governance Committee. If the Chair of the Governance Committee is being considered for re-nomination, the other Governance Committee members shall appoint another member of the Governance Committee to head the review process for the Chair’s reconsideration.

Future Revisions to the Nominations Policy

The Governance Committee’s Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the director nomination process. The Governance Committee intends to review this policy and procedure at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and to conform with changes in applicable legal or listing standards.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in NASD Marketplace Rule 4200(a)(15): Thomas L. Gregory; David R. Klock; Jerome I. Kransdorf; Karl L. Matthies; and Wayne H. White. In this Proxy Statement, these five directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”  On February 12, 2007, Mr. Matthies tendered his resignation from our Board of Directors and its Audit, Compensation and Governance Committees, effective May 22, 2007.

The Board of Directors has established four committees including the Governance Committee, Audit Committee, Compensation Committee and the Special Litigation Committee. With the assistance of our legal counsel, the Board of Directors reviewed the applicable legal standards for independence and criteria for determination of “audit committee financial expert” as well as responses to annual questionnaires completed by the directors. The Board of Directors has also determined that each member of the four committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by the NASD, the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service and has further determined that Thomas L. Gregory, Coordinating Director and the chair of the Audit Committee of the Board of Directors, is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K adopted by the SEC.

Coordinating Director

Annually, the Independent Directors of the Board of Directors select from among their group one Independent Director to serve as “Coordinating Director.”  The role of the Coordinating Director is to coordinate the activities of the Independent Directors, coordinate the agenda and materials for meetings of the Board of Directors, advise the Chairman of the Board of Directors concerning scheduling of meetings, preside at all executive session meetings of the Independent Directors, coordinate any self-evaluation of performance of the Board of Directors and serve as the principal liaison between the Independent Directors and our Chairman of the Board and Chief Executive Officer. Mr. Gregory currently serves as Coordinating Director.

Corporate Governance

The Board of Directors is committed to ethical business practices and believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders.

The Independent Directors meet regularly in executive session without management. The Coordinating Director leads these executive session meetings. Currently, Independent Directors comprise more than one-half of the members of the Board of Directors. In addition, each of the members of all four committees of the Board of Directors is an Independent Director. Additional information regarding Board committees appears in the section of this Proxy Statement entitled “Committees of the Board of Directors.”

We make available on our website the policy that the Board of Directors has adopted for stockholders and employees who wish to communicate any concern directly with the Board of Directors. The policy can be found at thecheesecakefactory.com by clicking on the links for “Investors,” “Corporate Governance” and “Governance Principles and Guidelines,” and the document entitled “Corporate Governance Principles and Guidelines.”

Board of Directors and Committee Meetings, Committee Members and Chairpersons, Attendance and Fees

During fiscal 2006, the Board of Directors held six meetings; the Audit Committee held thirteen meetings; the Compensation Committee held three meetings; and the Governance Committee held three meetings. In addition, the Independent Directors of the Company held three executive session meetings. Meetings include both in-person and telephonic meetings. No member of the Board of Directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served. We make available on our website the policy that the Board of Directors has adopted regarding Board members’ attendance at our Annual Meeting of Stockholders and our procedure for annual committee membership and chairperson assignments. All five of our directors then in office attended the 2006 Annual Meeting of Stockholders. The policy can be found at thecheesecakefactory.com by clicking on the links for “Investors,” “Corporate Governance” and “Governance Principles and Guidelines,” and the document entitled “Corporate Governance Principles and Guidelines.”

The following table sets forth certain information regarding the compensation earned by or awarded to each Independent Director who served on our Board of Directors in fiscal 2006. Mr. Overton is an employee of The Cheesecake Factory Incorporated and is not compensated for his services as a director.

Director Compensation Table

Name	Fees Earned or Paid in Cash $ (1)	Stock Awards $	Option Awards $ (2)(3)	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Thomas L. Gregory	36,750	—	167,768	—	—	—	204,518
David R. Klock(4)	—	—	277,974	—	—	—	277,974
Jerome I. Kransdorf	29,750	—	167,768	—	—	—	197,518
Karl L. Matthies(5)	29,750	—	167,768	—	—	—	197,518
Wayne H. White	29,750	—	167,768	—	—	—	197,518

(1)          Fees were earned, but not paid, as each Independent Director elected to have his fees paid to a nonqualified deferred compensation plan account administered under The Cheesecake Factory Incorporated Executive Savings Plan (“Executive Savings Plan”).

(2)          The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by directors. In accordance with Securities and Exchange Commission (“SEC”) requirements, these amounts reflect the dollar amounts recognized for financial statement reporting purposes for fiscal 2006 in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share-Based Payment” (“SFAS 123R”). See Note 1 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2007 filed with the SEC on February 22, 2007 for information regarding assumptions underlying the valuation of equity awards. In addition, because such stock option grants to Independent Directors vest immediately upon grant, the dollar value of option awards reflected here are equal to the grant date fair value of the options awarded.

(3)          As of January 2, 2007, each Independent Director held options exercisable for the following number of shares of our common stock: Thomas L. Gregory, 111,563; David R. Klock, 30,000; Jerome I. Kransdorf, 81,563; Karl L. Matthies, 37,500; and Wayne H. White, 73,125.

(4)          Mr. Klock was appointed to the Board of Directors effective December 12, 2006.

(5)          On February 12, 2007, Mr. Matthies tendered his resignation from our Board of Directors and its Audit, Compensation and Governance Committees, effective May 22, 2007.

During fiscal 2006, each Independent Director received an annual fee of $25,000, plus $1,250 for each meeting of the Board of Directors attended. The Coordinating Director received an additional $1,000 fee for each meeting of the Board of Directors attended. The Chair of the Audit Committee received an additional $1,000 fee for each Audit Committee meeting chaired. Independent Directors who served on committees also received an additional fee of $1,000 for each meeting attended that took place on a date other than the day of a regularly scheduled Board of Directors meeting. No fees were paid to Independent Directors with respect to attendance at telephonic meetings of the Board of Directors or a committee, or with respect to attendance at executive sessions of the Board of Directors.

During fiscal 2007, each Independent Director will receive an annual fee of $35,000, plus $1,500 for each meeting of the Board of Directors attended. The Coordinating Director will receive an annual fee of $7,500. The Chairs of the Audit, Compensation and Governance Committees will each receive an annual fee of $5,000. The Chair of the Special Litigation Committee will receive an annual fee of $7,500. Independent Directors who serve on committees will also receive an additional fee of $1,250 for each meeting attended that takes place on a date other than the day of a regularly scheduled Board of Directors meeting. In determining to increase the cash portion of the annual fee, the committee chair and meeting attendance fees for fiscal 2007, the Board of Directors reviewed total compensation packages provided to directors at other companies within our sector and other companies of our size and determined that a modest increase in the cash portion of such fees was warranted. No fees are paid to Independent Directors with respect to attendance at telephonic meetings of the Board of Directors or a committee, or with respect to attendance at executive sessions of the Board of Directors.

Under the terms of the Amended and Restated 1997 Non-Employee Director Stock Option Plan (“Non-Employee Director Plan”), Independent Directors are eligible to receive options to purchase shares of our common stock. During fiscal 2006, the Board of Directors approved grants of 7,500 options in January 2006 for services in fiscal 2006 and 7,500 options in December 2006 for services in fiscal 2007 to each Independent Director under the Non-Employee Director Plan at prices equal to the fair market value on the respective dates of grant.   Such options vested on the date of grant. Members of the Board of Directors are also eligible to participate in the Executive Savings Plan, a nonqualified deferred contribution plan, by contributing all or a portion of their director fees to this plan. See “Executive Compensation—Nonqualified Deferred Compensation.”  We do not make matching contributions under the Executive Savings Plan with respect to contributions made by non-employee Board of Director members.

Each Independent Director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities, including director education courses and materials.

Indemnification of Officers and Directors

As permitted by the Delaware General Corporation Law, our Certificate of Incorporation limits the personal liability of our directors for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director’s duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify and advance indemnification expenses on behalf of all directors and officers of ours to the fullest extent permitted by Delaware law. Article VIII of our Bylaws also requires us, subject to certain limitations, to indemnify directors and officers and advance expenses. The indemnification and advancement of expenses provisions of Article VIII are not exclusive of any other rights of indemnification of advancement of expenses.

We have also entered into indemnification agreements with our directors and Named Executive Officers. The indemnification agreements provide that the directors and Named Executive Officers will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of ours or of any subsidiary of ours or of any other company or enterprise in which they are serving at our request. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Committees of the Board of Directors

The Board of Directors has three standing committees - the Audit Committee, the Compensation Committee, and the Governance Committee. In fiscal 2007, the Board of Directors also appointed a Special Litigation Committee to facilitate timely and orderly consideration of the matters raised by certain stockholder derivative actions described below. The members of each committee and the functions performed thereby are described below.

Audit Committee

The Audit Committee operates pursuant to a written charter, which is available on our website at thecheesecakefactory.com. The Audit Committee is primarily responsible for monitoring the quality and integrity of our financial statements and related disclosure and systems of internal controls regarding risk management, finance and accounting; monitoring our compliance with legal and regulatory requirements; monitoring the independent auditor’s qualifications and independence; monitoring the performance of our internal audit function and independent auditors; providing an avenue of communication among the independent auditors, management and the Board of Directors; and issuing the report of the Audit Committee required by the SEC to be included in our Proxy Statement. The Audit Committee conducts an annual performance evaluation of its charter, composition, complaint procedures, financial oversight responsibilities, and other matters. No revisions were made to the Audit Committee charter in fiscal 2006. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our public accounting firm engaged to issue an audit report or perform other audit, review, or attest services. The Audit Committee pre-approves the audit work, as well as all non-audit work to be performed by our external auditors, after considering its permissibility under SEC rules and its impact on auditor independence. The Audit Committee also reviews material written communications the external auditors may provide to management and discusses any concerns with the auditors and management.

Pursuant to its charter, the Audit Committee also reviews our policies and procedures relating to conflicts of interest and approves any proposed “related party transaction.”  For this purpose, “related party transaction” means a transaction required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the SEC. We also have adopted a Code of Ethics for our directions, executive officers and senior financial officers which, among other things, requires prompt reporting of potential conflicts to the Audit Committee. In addition, at least annually management reviews with the Audit Committee related party transactions.

Messrs. Gregory, Kransdorf, Matthies and White served on the Audit Committee, with Mr. Gregory serving as Chair. On February 12, 2007, Mr. Matthies tendered his resignation from our Board of Directors and its Audit, Compensation and Governance Committees, effective May 22, 2007.

Compensation Committee

The Compensation Committee operates pursuant to a written charter, which is available on our website at thecheesecakefactory.com. The Compensation Committee is responsible for determining or recommending to the Board of Directors the compensation of our Chief Executive Officer and all other Named Executive Officers. The Compensation Committee reviews and approves all employment, retention and severance agreements for Named Executive Officers and prepares, or causes to be prepared, the disclosures required by the SEC to be included in our Proxy Statement with respect to compensation. Our Chief Executive Officer makes recommendations to the Compensation Committee concerning the compensation of our executive officers, other than himself. The Compensation Committee also approves and administers our incentive compensation programs, including our stock incentive plans and the Amended and Restated Performance Incentive Plan (“Incentive Plan”). The Committee makes recommendations to the Board of Directors with respect to incentive and equity compensation plans and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans or management perquisites. The Compensation Committee conducts an annual evaluation of its charter. The Compensation Committee authorizes and approves all grants of equity compensation to our employees under our equity compensation plans. The Compensation Committee amended and restated the committee’s charter on November 28, 2006.

Messrs. White, Gregory, Kransdorf and Matthies served on the Compensation Committee, with Mr. White serving as Chair. On February 12, 2007, Mr. Matthies tendered his resignation from our Board of Directors and its Audit, Compensation and Governance Committees, effective May 22, 2007.

Governance Committee

The Governance Committee operates pursuant to a written charter which is available on our website at thecheesecakefactory.com. The Governance Committee is responsible for evaluating issues and developments related to corporate governance and making recommendations to the full Board of Directors with respect to corporate governance standards, corporate governance proposals from stockholders, the establishment and composition of committees of the Board of Directors and potential candidates for nomination as Board members. The Governance Committee is responsible for overseeing and recommending programs and activities for the continuing education of directors. The Governance Committee also identifies potential candidates for nomination or appointment as directors and approves nominees to be presented for stockholder approval and to fill any vacancies. The Governance Committee conducts an annual evaluation of its charter. No revisions to the charter were adopted in fiscal 2006.

Messrs. Kransdorf, Gregory, Matthies and White served on the Governance Committee, with Mr. Kransdorf serving as Chair. On February 12, 2007, Mr. Matthies tendered his resignation from our Board of Directors and its Audit, Compensation and Governance Committees, effective May 22, 2007.

Special Litigation Committee

In fiscal 2007, our Board of Directors established a Special Litigation Committee in order to facilitate timely and orderly consideration of the matters raised by eight separate putative stockholder derivative actions (“Option Derivative Actions”), and to determine how we should respond to the allegations made in those Option Derivative Actions, including whether it is in the best interests of our stockholders to continue pursuing the claims asserted in the Option Derivative Actions. The Option Derivative Actions were filed against us, our entire Board of Directors (other than David Klock), and certain of our current and former officers following our announcement, on July 18, 2006, that the Audit Committee of our Board of Directors was reviewing our historical stock option granting practices. The Special Litigation Committee operates pursuant to a Board of Directors’ resolution adopted on January 4, 2007. The Board appointed Dr. Klock as the Special Litigation Committee’s Chair and he is currently the committee’s sole member.  The Special Litigation Committee’s investigation and consideration of the claims made in the Option Derivative Actions are ongoing.

The plaintiffs in the Option Derivative Actions allege that the defendants improperly dated certain historical stock option grants and contend, among other things, that the defendants’ conduct violated the California and/or federal securities laws, breached defendants’ fiduciary duties, wasted corporate assets, unjustly enriched the defendants, and caused errors in our financial statements. The plaintiffs seek, among other things, unspecified damages and disgorgement of profits from the alleged conduct to be paid to the Company. The plaintiffs also seek attorneys’ fees for themselves. The Option Derivative Actions are pending in both state and federal court. The state Option Derivative Actions were filed in Los Angeles County Superior Court and styled as Siebles v. Deitchle et al. (Case No. BC355872) (subsequently re-filed in federal court), McGee v. Overton et al. (Case No. BC355953); Rigotti v. Overton, et al. (Case No. BC356850), Cullen v. Overton, et al. (Case No. BC356851) and Sachs v. Overton et al. (Case No. BC357065). The federal Option Derivative Actions were filed in United States District Court for the Central District and styled as Siebles v. Deitchle et.al. (Case No. CV06 6234), Kuhns v. Deitchle et al. (Case No. SACV06917) and Freed v. Overton et al. (Case No. CV 06 06486).

All of the Option Derivative Actions are in the preliminary stages of litigation. A motion is pending to consolidate the state Option Derivative Cases and to set a schedule for filing a consolidated complaint and briefing for pleading motions. The federal Option Derivative Actions were consolidated in the Central District of California, under the caption, In re The Cheesecake Factory Derivative Litigation, No. CV-06-06234-ABC(MANx). The plaintiffs in the federal action have filed a consolidated complaint and, on March 9, 2007, we filed a motion to stay the litigation until the Special Litigation Committee completes its review and reports to the Board of Directors and the other defendants filed a motion to dismiss certain claims.

Report of the Audit Committee of the Board of Directors

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference therein.

As more fully described in its charter, the Audit Committee oversees the Company’s financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors. The Audit Committee approved the engagement of PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent auditors for fiscal 2006. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal 2006 with management and PWC. Management and PWC have represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee reviewed with PWC such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the Audit Committee has discussed with PWC the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committee.” The Audit Committee discussed with PWC the overall scope and plans for their audit. The Audit Committee periodically meets with PWC, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon these reviews and discussions, the Audit Committee has approved the recommendation of Company management that the audited consolidated financial statements for the fiscal year ended January 2, 2007 be included in the Company’s Annual Report on Form 10-K filed with SEC.

Respectfully submitted,

Thomas L. Gregory, Chair
Jerome I. Kransdorf
Karl L. Matthies
Wayne H. White

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee appointed PricewaterhouseCoopers LLP (“PWC”) as our independent registered public accounting firm to conduct the audit of our books and records for the fiscal year ending January 2, 2007. PWC has served as our independent registered public accounting firm since our inception in 1992. The Audit Committee has initially selected PWC as our independent auditors for fiscal 2007. Although our governing documents do not require submission of this matter to stockholders, the Board of Directors believes that submission is consistent with current practices in corporate governance and is seeking ratification of the appointment by stockholders. In the event that stockholders fail to ratify the selection of PWC, it will be considered a direction to the Audit Committee to consider the selection of a different independent registered public accounting firm. Even if the selection of PWC is ratified by the stockholders at the Annual Meeting, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if the Audit Committee determines that a change would be in the best interests of the Company and its stockholders. Representatives of PWC are expected to be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make a statement should they so desire.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees billed by PWC to us during the last two fiscal years:

	Fiscal 2006	Fiscal 2005
Audit Fees	$458,192	$590,593
Audit-Related Fees	—	—
Tax Fees	43,955	14,160
All Other Fees	679,027	—
	$1,181,174	$604,753

Audit Fees represent the aggregate fees billed by PWC for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, the attestation of management’s report on the effectiveness of internal control over financial reporting, and services normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Tax Fees represent the aggregate fees billed by PWC for professional services rendered for tax compliance, tax advice and tax planning. Tax return review services were provided in both years. In addition, PWC provided tax planning services in fiscal 2006 associated with a review of tax credits available to us.

All Other Fees represent the aggregate fees paid to PWC for services other than those reported in the above categories. For fiscal 2006, the nature of services provided consisted of review and consultation related to our equity compensation programs, primarily concerning stock options grants and procedures.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence as well as whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, staff members, culture, accounting systems, risk profile and other factors and input from our management. The Audit Committee’s charter authorizes the Audit Committee to delegate to one or more of its members the pre-approval of audit and permissible non-audit services provided that those members report any pre-approvals to the full committee. Pursuant to this authority, the Audit Committee has delegated to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings provided that the amount of fees for any particular services requested does not exceed $10,000, and the Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm. In addition, the policy prohibits our auditors from providing internal control related services to us unless such engagement has been specifically pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL 2007.

BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership as of February 14, 2007 of our common stock by (a) each person known to us to own beneficially more than five percent of the outstanding shares of our common stock, (b) each of our directors, (c) the executive officers named in the Summary Compensation Table set forth in the “Executive Compensation” section of this Proxy Statement, and (d) all of our executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. However, under the laws of some states, personal property owned by a married person may be community property which either spouse may manage and control, and we have no information as to whether any shares shown in the following table are subject to such community property laws. Unless otherwise indicated, the address of each of the stockholders named below is our principal executive office. The information provided in this table is based on our records, information filed with the SEC and information provided to us.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of February 14, 2007 through the exercise of any stock option or other right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Baron Capital Group, Inc.(2)	6,389,350	7.5%
T. Rowe Price Associates, Inc.(3)	5,354,738	6.2%
Capital Group International, Inc.(4)	4,898,720	5.7%
David Overton(5)(6)	4,288,249	5.0%
Thomas L. Gregory(7)(8)	111,563	*
David R. Klock(7)(9)	30,000	*
Jerome I. Kransdorf(7)(10)	81,563	*
Karl L. Matthies(7)(11)	37,500	*
Wayne H. White(7)(12)	73,125	*
Michael J. Dixon(13)(14)	103,500	*
Peter J. D’Amelio(13)(15)	146,500	*
Max S. Byfuglin(13)(16)	211,812	*
Debby R. Zurzolo(13)(17)	210,957	*
All executive officers and directors as a group (ten persons)(18)	5,294,769	6.2%

*                    Less than 1% of the issued and outstanding shares.

       (1)   The address of Baron Capital Group, Inc. is 767 Fifth Avenue, New York, NY 10153. The address of T. Rowe Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202. The address of Capital Group International, Inc. is 11100 Santa Monica Boulevard, Los Angeles, California 90025. The address of our directors and executive officers listed in the table above is 26901 Malibu Hills Road, Calabasas Hills, California 91301.

       (2)   Baron Capital Group, Inc. and Mr. Ronald Baron have shared voting power with respect to 6,096,250 shares and shared dispositive power with respect to 6,389,350 shares. BAMCO, Inc. has shared voting power with respect to 5,882,950 shares and shared dispositive power with respect to 6,151,750 shares. Baron Capital Group, Inc. and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or their investment advisory clients thereof) to the extent such shares are held by other persons. BAMCO, Inc. disclaims beneficial ownership of shares held by its investment advisory clients to the extent that shares are held by persons other than BAMCO, Baron Capital Management, Inc. and their affiliates. The number of shares set forth in this table and the foregoing information is based solely on an amendment to Schedule 13G filed jointly by Baron Capital Group, Inc., Mr. Ronald Baron, BAMCO, Inc. and Baron Capital Management, Inc. on February 14, 2007, under the Securities Exchange Act of 1934.

       (3)   T. Rowe Price Associates, Inc. has sole voting power with respect to 1,063,549 shares and sole dispositive power with respect to 5,354,738 shares. The number of shares set forth in this table and the foregoing information is based solely on an amendment to Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2007 under the Securities Exchange Act of 1934. In this filing, T. Rowe Price Associates, Inc. has denied beneficial ownership of the shares.

       (4)   Capital Group International, Inc. has sole voting power with respect to 3,695,500 shares and sole dispositive power with respect to 4,898,720 shares. The number of shares set forth in this table and the foregoing information is based solely on a Schedule 13G filed by Capital Group International, Inc. on February 12, 2007 under the Securities Exchange Act of 1934.

       (5)   Named Executive Officer and employee director of the Company.

       (6)   Includes 348,000 shares that Mr. Overton has the right to acquire upon the exercise of options exercisable within 60 days of February 14, 2007. Does not include 249,500 shares that Mr. Overton has the right to acquire upon the exercise of stock options that are not currently exercisable. Excludes 62,137 shares held by Mr. Overton’s spouse. See “Executive Compensation—Outstanding Equity Awards.”

       (7)   Non-employee director of the Company.

       (8)   Includes 111,563 shares that Mr. Gregory has the right to acquire upon the exercise of options granted under our Non-Employee Director Plan. See “Director Compensation Table.”

       (9)   Includes 30,000 shares that Dr. Klock has the right to acquire upon the exercise of options granted under our Non-Employee Director Plan. See “Director Compensation Table.”

(10)   Includes 81,563 shares that Mr. Kransdorf has the right to acquire upon the exercise of options granted under our Non-Employee Director Plan. See “Director Compensation Table.”

(11)   Includes 37,500 shares that Mr. Matthies has the right to acquire upon the exercise of options granted under our Non-Employee Director Plan. See “Director Compensation Table.”

(12)   Includes 73,125 shares that Mr. White has the right to acquire upon the exercise of options granted under our Non-Employee Director Plan. See “Director Compensation Table.”

(13)   Named Executive Officer of the Company.

(14)   Includes 90,250 shares that Mr. Dixon has the right to acquire upon the exercise of options exercisable within 60 days of February 14, 2007. Includes 12,500 shares of restricted stock that were granted to Mr. Dixon on January 4, 2007, which are subject to a three-year cliff vesting schedule. Does not include 68,000 shares that Mr. Dixon has the right to acquire upon the exercise of stock options that are not currently exercisable. See “Executive Compensation—Outstanding Equity Awards.”

(15)   Includes 146,500 shares that Mr. D’Amelio has the right to acquire upon the exercise of options exercisable within 60 days of February 14, 2007. Mr. D’Amelio resigned as an executive officer effective February 9, 2007. See “Executive Compensation—Outstanding Equity Awards.”

(16)   Includes 136,000 shares that Mr. Byfuglin has the right to acquire upon the exercise of options exercisable within 60 days of February 14, 2007. Includes 10,000 shares of restricted stock that were granted to Mr. Byfuglin on January 4, 2007, which are subject to a three-year cliff vesting schedule. Includes 19,500 shares held by The Byfuglin Trust and 46,312 shares held as joint tenants with Mr. Byfuglin’s spouse, as to which Mr. Byfuglin has shared voting and investment power with his spouse. Does not include an additional 74,000 shares subject to stock options granted that are not currently exercisable. See “Executive Compensation—Outstanding Equity Awards.”

(17)   Includes 197,700 shares that Ms. Zurzolo has the right to acquire upon the exercise of options exercisable within 60 days of February 14, 2007. Includes 12,500 shares of restricted stock that were granted to Ms. Zurzolo on January 4, 2007, which are subject to a three-year cliff vesting schedule. Does not include an additional 73,750 shares subject to stock options that are not currently exercisable. See “Executive Compensation—Outstanding Equity Awards.”

(18)   Includes 1,287,201 shares that our executive officers and independent directors have the right to acquire upon the exercise of options exercisable within 60 days of February 14, 2007 and restricted stock. Does not include options that are not currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors, executive officers and any persons holding 10% or more of our common stock are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish us with copies of such reports. Specific due dates for these reports have been established by the SEC and we are required to report in this Proxy Statement any failure to file on a timely basis by such persons. There were four late filings in fiscal 2006 due to administrative oversight. The four filings pertained to 7,500 stock options granted on December 12, 2006 to each of Thomas L. Gregory, Jerome I. Kransdorf, Karl L. Matthies and Wayne H. White. The filings were due two business days from the grant date, or December 14, 2006, and were filed on December 15, 2006, with the exception of Mr. Gregory’s report, which was filed on December 18, 2006.

COMPENSATION DISCUSSION AND ANALYSIS

This is our Compensation Discussion and Analysis. It is not the Compensation Committee Report, which appears elsewhere in this Proxy Statement. The individuals who served as our Chief Executive Officer and our Chief Financial Officer in fiscal 2006, as well as the other individuals included in the Summary Compensation Table below are referred to as “Named Executive Officers” throughout this Proxy Statement.

Oversight of Our Executive Compensation Program

The Compensation Committee is empowered to determine, or recommend to the full Board of Directors for determination, the compensation of our Chief Executive Officer and our other Named Executive Officers. The Compensation Committee’s responsibilities are set forth in its charter.

Objectives of Our Compensation Programs

The key objectives of our executive compensation program are as follows:

•       To enable us to attract, retain and motivate the highest quality of management talent available;

•       To offer fair and competitive annual base salaries and employee benefits consistent with similarly situated companies in the foodservice industry;

•       To reward executives for corporate and individual performance through annual incentive compensation programs; and

•       To align the interests of our employees and stockholders through the use of long-term incentives such as stock options and other forms of equity-based compensation.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward Company, team and individual performance. We reward Company performance by linking a component of our annual bonus program under our Incentive Plan to increases in consolidated income from operations. We reward team performance by establishing the same annual performance target across all divisions of the Company and, recognizing the unique role our bakery division plays within the Company, by also establishing an annual performance target for the bakery division. We reward individual performance by annual reviews and recognition of achievements in base salary compensation in the following fiscal year. In addition, our Incentive Plan provides for individual bonuses based upon achievement and, in the case of our restaurant management, by annual sales targets for each restaurant and other key operational achievements established at the beginning of each year.

Regarding most senior management compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee and, in the case of director compensation, to the Board of Directors. Our Compensation Committee and Board of Directors does not delegate any of its functions to others in setting compensation and does not currently engage consultants to provide recommendations concerning executive or director compensation matters.

Compensation Elements and Why Each is Used (How they Relate to Objectives)

We have five key elements for our executive compensation program:

•       Annual base salaries;

•       Annual incentive compensation;

•       Long-term equity compensation;

•       Benefits & perquisites; and

•       Change of control and severance benefits.

The focus of our program is on a total compensation package. While we have not adopted a specific formula for allocation among the five key elements, our goal is pay-for-performance oriented, which results in an emphasis on annual incentives and long-term incentives.

Annual base salaries and benefits are basic components of our compensation program for all staff members, including our Named Executive Officers. The primary factor considered in establishing annual base salary is individual performance. Other factors include the executive’s experience, responsibilities, management abilities, job performance, our performance as a whole, current market conditions and competitive salaries payable for similar positions at other comparable companies. We believe that linking executive base salary to individual performance encourages each executive to strive to achieve our annual performance target under our annual business plan and motivates the executive to perform beyond such expectations.

The annual incentive compensation program under our Incentive Plan links pay and performance by providing performance bonus opportunities based on the achievement of aggressive performance targets established at the commencement of our fiscal year. It also promotes teamwork, as noted above, which we believe is important to our success.

We believe that employee equity ownership is a significant incentive in building stockholder wealth and aligning the interests of employees and stockholders. Our executive officers are eligible to receive equity awards under our 2001 Omnibus Stock Incentive Plan (the “2001 Plan”), which authorizes the Compensation Committee to award grants of stock options, stock appreciation rights, restricted shares, deferred shares, performance shares and/or performance units. The Compensation Committee has awarded stock options and restricted shares under the 2001 Plan.

The purposes of the 2001 Plan are to: (i) motivate participants by means of appropriate equity and performance-based incentives, to achieve long-range performance goals; (ii) provide equity and performance-based incentive compensation opportunities that are competitive with similar companies; and (iii) further align the 2001 Plan participants’ interests with those of our other stockholders through compensation based on the growth in value of our equity and long-term stockholder return.

Finally, we have provided employment agreements to our Named Executive Officers which include limited protections in the event of a change of control of the Company or severance not based upon “cause” as defined in such agreements. We believe that in order for us to promote loyalty among our executives, such normal and customary protections are appropriate.

How Amounts and/or Formulas of Compensation Elements are Determined

Annual Base Salaries

Annually in December, the Compensation Committee, with consideration to the recommendations provided by our Chief Executive Officer, establishes the base salaries to be paid to our Named Executive Officers during the coming year. The recommendations from the Chief Executive Officer exclude his own base salary, which is set according to the terms of his previously approved employment agreement, which provides for set annual increases in his base salary. In March 2006, we entered into employment agreements with each of our Named Executive Officers other than Mr. Overton (Messrs. Dixon, D’Amelio and Byfuglin, and Ms. Zurzolo). Each employment agreement reflects the Named Executive Officer’s base salary and provides that the Compensation Committee may determine future adjustments to those base salaries. However, no decrease may be made in the Named Executive Officer’s base salary without their consent unless the annual salaries of all other executive officers are proportionately decreased. For a description of these agreements, see “Executive Compensation—Employment Agreements.”  We have not established a specific formula for determining base salary increases. The primary factor considered is individual performance. Other factors include the executive’s experience, responsibilities, management abilities and job performance, performance of the Company as a whole, current market conditions and competitive salaries payable for similar positions at other comparable companies.

We generally target annual base salaries to be between the 50th and 75th percentiles of competitive levels, based on our knowledge of same, although no specific surveys or benchmark groups are used. The definition of the competitive labor market varies by position. For example, operations positions are compared primarily against the restaurant industry. For non-operations positions, such as those in finance or legal, a broader comparison across general industry is considered.

In December 2006, the Compensation Committee approved increases in the base salaries of Messrs. Dixon, D’Amelio and Byfuglin, and Ms. Zurzolo by $25,000, $17,500, $15,000, and $17,500, respectively, effective January 3, 2007 based on the factors noted above. The Compensation Committee also approved a $50,000 increase in the base salary of Mr. Overton in accordance with his previously established employment agreement.

Annual Incentive Compensation

Our Incentive Plan permits the award of discretionary bonuses and performance achievement bonuses. As amended and restated, eligible participants under the Incentive Plan include our Named Executive Officers and other officers, director-level staff employees, restaurant managers, and in the case of discretionary bonuses, other of our employees and our subsidiaries. The employment agreements with each of our Named Executive Officers provide that the executive is entitled to participate in the Incentive Plan.

Discretionary bonuses are determined based on factors, including the Company’s, subsidiary’s or business unit’s financial results, advancement in research and development, technological achievements, performance beyond pre-established objectives, extraordinary tangible or intangible contributions to the Company, a subsidiary, or a business unit, as well as other factors. The amount of any discretionary bonus may not exceed 100% of the employee’s base salary (as defined in the Incentive Plan). We did not grant any discretionary bonuses to our Named Executive Officers for fiscal years 2006, 2005 or 2004.

We base performance achievement bonuses on performance incentive targets that the Compensation Committee is required to establish in advance along with the formula for computing the performance achievement bonus if the target is achieved. The performance criterion for fiscal years 2006, 2005 and 2004 was consolidated income from operations. The performance criterion for eligible bakery participants also includes an element related specifically to bakery performance. Participants in the Incentive Plan are assigned threshold targets and maximum cash bonus levels as a percentage of their respective base salaries, based upon their respective level of responsibility within the Company. Performance targets are generally set at aggressive levels, which include the funding of any payout. No payout is made for performance of less than 95% of target, and the maximum bonus is capped after reaching 105% of target. During fiscal 2006, the percentages of base salaries achievable as a performance incentive bonus under the Incentive Plan for our Named Executive Officers ranged from 18% to 60% of base salary, as outlined in the table below.

	Bonus Achievable Based upon Percentage of Base Salary
Percentage of Target Performance Objective Attained	Chief Executive Officer	Other Named Executive Officers
105% or more	60%	54%
100%	48%	42%
95%	24%	18%
<95%	0%	0%

During fiscal 2006, all of our Named Executive Officers as well as our other officers and director-level staff employees were eligible for an annual performance achievement cash bonus under the Incentive Plan. However, no performance achievement bonuses were earned under the Incentive Plan for fiscal 2006, with the exception of cash bonuses paid to our bakery division (including Mr. Byfuglin), which payments were made in fiscal 2007. In fiscal 2006, cash bonus compensation paid to Named Executive Officers for performance achievement bonuses earned under the Incentive Plan for fiscal 2006 and paid in fiscal 2007 was 5% of total cash compensation paid to the Named Executive Officers. See “Executive Compensation—Summary Compensation Table.” We have not adopted a policy with respect to the recovery of awards if the relevant performance measure were to be adjusted and restated in an amount that would result in a reduction in the percentage of performance target achieved. The Incentive Plan limits the amount of performance achievement bonus in any fiscal year to $1 million for any one participant.

For additional information regarding the Incentive Plan, see “Executive Compensation—Incentive Plan.”

Long-Term Equity Compensation

The Chief Executive Officer makes annual recommendations to the Compensation Committee for all stock options, restricted stock or other equity grants under our 2001 Plan to our Named Executive Officers. All grants of equity compensation to Named Executive Officers are authorized and approved by the Compensation Committee. Pursuant to a previously approved employment agreement with Mr. Overton, the minimum annual grant made to him is 100,000 option shares. The determination of the number of option shares to be granted to other Named Executive Officers is reviewed by the Compensation Committee each year based on corporate and individual performance, as well as historical practices. We believe that our historical practices have proven to be effective in providing appropriate compensation based on performance. We have not established formal guidelines for the size of individual equity grants. While our equity plans permit awards to be made on a more frequent basis, our Compensation Committee generally has made grants to Named Executive Officers on an annual basis, except in the case of mid-year promotions or other extraordinary events. We believe that making awards on an annual basis enables the Compensation Committee to evaluate individual and corporate performance over a reasonable period of time.

During fiscal 2006, the Compensation Committee granted options to purchase a total of 25,000, 40,000, 40,000, and 25,000 shares of common stock to each of Messrs. Dixon, D’Amelio, Byfuglin and Ms. Zurzolo, respectively, at an exercise price equal to the fair market value of our common stock as of the grant date. We based these grants upon past granting practices and each executive’s individual performance and responsibilities. In addition, we made an annual grant of an option to purchase 100,000 shares of our common stock to Mr. Overton according to the terms of his previously approved employment agreement. Stock options provide our executive officers with the opportunity to purchase our common stock at a fixed price. Accordingly, a stock option becomes valuable only if our common stock increases above the option exercise price and the holder remains employed during the period of time for the option to “vest.”  The annual options granted in fiscal 2006 to Named Executive Officers vest at a rate of 20% per year. For additional information concerning these grants, see “Executive Compensation—Grant of Plan-Based Awards in Fiscal 2006.”

Our stockholders approved an amendment and restatement of the 2001 Plan at the 2004 Annual Meeting of Stockholders. As amended and restated, the 2001 Plan provides for awards of stock options as well as five additional types of equity compensation, including shares of our common stock that are subject to a substantial risk of forfeiture (“restricted stock”). Under the 2001 Plan, restricted stock must be subject to a substantial risk of forfeiture for a minimum of three years (other than in the event of change of control). In January 2007, the Compensation Committee granted restricted stock in accordance with the 2001 Plan to Messrs. Dixon, D’Amelio and Byfuglin, and Ms. Zurzolo in the amounts of 12,500, 13,500, 10,000 and 12,500 restricted shares, respectively. Mr. D’Amelio resigned as an executive officer effective February 9, 2007 upon which he forfeited his restricted stock. We believe that awards of restricted shares can provide a greater incentive to continue as an employee than awards of options. In determining to award shares of restricted stock, the Compensation Committee also considered our adoption of Financial Accounting Standards Board Statement No. 123(R), “Share Based Payment” (“SFAS 123R”). We recognize an expense related to all stock option awards granted on or subsequent to January 4, 2006 based on the grant date fair value estimated in accordance with the provisions SFAS 123R. In determining the number of shares subject to restricted stock awards, the Compensation Committee considered the level of performance and contribution by each Named Executive Officer.

Benefits & Perquisites

All of our employee benefit programs are approved and monitored by our Strategic Benefits Committee, which is comprised of Mr. Overton, Mr. Dixon, Mr. D’Amelio (who resigned as an executive officer effective February 9, 2007), Ms. Zurzolo and Edwin T. Eynon, who is our Senior Vice President of Human Resources. In accordance with their employment agreements, our Named Executive Officers are eligible to participate in the same employee benefit programs as those offered to all other full-time staff members and any enhanced programs only available to executive officers. Our Named Executive Officers participate in medical, dental, vision, life insurance and long-term disability programs, as well as paid vacation of no less than three weeks per year. Our Named Executive Officers are also reimbursed for all reasonable business expenses based upon an itemized accounting of such expenditures. In addition, our Named Executive Officers, as well as our other executives, are eligible for a number of other benefits, including:

•       Each Named Executive Officer has the choice of a company-leased vehicle or automobile allowance. This program is also offered to certain other senior management positions, Restaurant General Managers, Area Directors of Operations, Area Kitchen Operations Managers, and selected additional staff positions. Approximately 185 leased company cars were in service at the end of fiscal 2006 and 22 staff members received an automobile allowance. Each staff member participating in our leased car program is assigned imputed income, according to Internal Revenue Service regulations, for his or her personal use of the car.

•       Each of our Named Executive Officers is eligible to participate in the Executive Savings Plan, a nonqualified, deferred compensation plan, which also includes over 300 other staff member eligible positions. At the end of fiscal 2006, all of our Named Executive Officers and 205 other staff members were participants in the Executive Savings Plan. For additional information regarding this plan, see “Executive Compensation—Nonqualified Deferred Compensation.”

•       We provide group term life insurance to each of our Named Executive Officers, as well as all other salaried staff members, at the lesser of one times base salary or $750,000. The Internal Revenue Service (IRS) requires that the portion of the value of such a policy exceeding $50,000 be deemed imputed income to the staff member. The IRS provides a formula by which the imputed income is calculated.

•       Each of our Named Executive Officers is eligible for a company-paid executive physical every two years, as are other staff members at the level of Senior Vice President and above.

Any benefits that apply only to Named Executive Officers are reviewed with the Compensation Committee.

Change of Control and Severance Benefits

Our employment agreements with each of our Named Executive Officers provide for certain payments if their employment is terminated other than for “cause” or within 18 months of a change of control or in the event of a constructive termination. In addition, our employment agreement with our Chief Executive Officer provides for certain payments in the event that his employment is terminated other than for cause or his voluntary resignation (other than for a good reason, as defined in such employment agreement). These provisions are intended to promote stability and continuity of our senior management. For additional information concerning these agreements, see “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Compensation of the Chief Executive Officer

In fiscal 2004, the Compensation Committee approved a five-year employment agreement with Mr. Overton, which was subsequently amended in fiscal 2005, commencing as of December 31, 2003 and ending on the last day of our fiscal year in 2008. Pursuant to the agreement, Mr. Overton’s salary is set as follows:

Year	Salary
2004	$550,000
2005	$632,000
2006	$682,000
2007	$732,000
2008	$782,000

In fiscal 2005, approximately $32,000 of his increase was primarily intended to offset the elimination of a $1 million term life insurance as well as certain other reimbursements that we had previously provided to Mr. Overton.

The employment agreement further provides that we will grant Mr. Overton options to purchase not less than 100,000 shares of our common stock during each 12-month period during the term of the agreement. Mr. Overton will also be entitled to a retirement benefit equal to 20% of his base salary (in effect immediately prior to termination) for the first 10 years after termination of his full time employment and 40% of his base salary (in effect immediately prior to termination) for each year after the first 10 years until his death. This benefit is not payable if Mr. Overton’s employment is terminated for cause or if he materially violates any of his duties of confidentiality, non-competition or non-solicitation set forth in the agreement. For additional information concerning Mr. Overton’s employment agreement, including amounts payable upon termination of employment, see “Executive Compensation—Employment Agreements.”  In fiscal 2005, the Compensation Committee approved an amendment to Mr. Overton’s employment agreement, which was intended to conform the agreement to proposed changes in federal income tax regulations.

The Compensation Committee established the annual base salary and other terms of Mr. Overton’s compensation based on Mr. Overton’s overall performance record as founder and Chief Executive Officer, recent Company performance, his status in the restaurant industry, and his experience and leadership. The Compensation Committee concluded that Mr. Overton’s compensation, including stock option grants, significantly benefit us and our stockholders by securing Mr. Overton’s services for the future and thereby motivating him to continue his focus on our long-term strategic growth and profitability.

Federal Income Tax Considerations

Federal income tax legislation generally limits the annual corporate federal tax deduction for compensation paid to executive officers named in the proxy statement to $1 million, unless the compensation qualifies as “performance-based” and has been approved in advance by a vote of its stockholders. Our stockholders approved the material terms of the performance incentive goals under Incentive Plan at the 2005 Annual Meeting of Stockholders. However, it is possible that one or more of our executive officers may receive compensation that does not qualify as “performance-based” and is in excess of the $1 million limitation.

EXECUTIVE COMPENSATION

Summary Compensation Table

There are five key elements to our compensation program for our Named Executive Officers: Annual base salary; annual incentive (bonus) compensation; long-term equity compensation under our 2001 Plan; benefits and perquisites; and change of control and severance benefits. The following table sets forth summary compensation information for the fiscal year ended January 2, 2007 with respect to: (i) Our Chief (Principal) Executive Officer; (ii) our Chief (Principal) Financial Officer and (iii) our three other most highly compensated executive officers who were serving as executive officers at the end of our last completed fiscal year (collectively referred to herein as the “Named Executive Officers”).

Name and Principal Position	Fiscal Year	Salary $	Bonus $	Stock Awards $	Option Awards $(1)		Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $	All Other Compensation $(2)	Total $
David Overton	2006	682,000	—	—	1,540,323		—	—	7,736	2,230,059
Chairman of the Board and Chief Executive Officer
Michael J. Dixon	2006	285,000	—	—	402,891		—	—	8,973	696,864
Senior Vice President and Chief Financial Officer)(3)
Peter J. D’Amelio	2006	390,000	—	—	886,368		—	—	13,563	1,289,931
President and Chief Operating Officer The Cheesecake Factory Restaurants, Inc. and Grand Lux Cafe LLC(4)
Max S. Byfuglin	2006	300,000	104,849	—	485,134		—	—	22,420	912,403
President The Cheesecake Factory Bakery Incorporated(3)(5)
Debby R. Zurzolo	2006	340,000	—	—	520,448	(6)	—	—	18,072	878,520
Executive Vice President, General Counsel and Secretary

(1)          The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized. In accordance with SEC regulations, these amounts reflect the dollar amounts recognized by us for financial statement reporting purposes for fiscal 2006 in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share-Based Payment” (“SFAS 123R”). See Note 1 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2007 filed with the Securities and Exchange Commission on February 22, 2007 for information regarding assumptions underlying the valuation of equity awards.

(2)          All other compensation includes automobile allowances or the value of the personal use of company-provided automobiles, our matching contribution under the Executive Savings Plan, the imputed income for company-paid life insurance benefits over $50,000 and the value of company-paid executive physical examinations. All other compensation for Mr. Overton includes life insurance premiums of $5,006 and our matching contribution under the Executive Savings Plan of $2,730. All other compensation for Mr. Dixon includes the value of the personal use of a company-provided automobile of $5,850, our matching contribution under the Executive Savings Plan of $2,841 and life insurance premiums of $282. All other compensation for Mr. D’Amelio includes an automobile allowance of $1,200, the value of the personal use of a company-provided automobile of $7,060, our matching contribution under the Executive Savings Plan of $4,691 and life insurance premiums of $612. All other compensation for Mr. Byfuglin includes an automobile allowance of $14,400, our matching contribution under the Executive Savings Plan of $4,412, life insurance premiums of $2,056 and the value of an executive physical examination of $1,552. All other compensation for Ms. Zurzolo includes an automobile allowance of $10,800, our matching contribution under the Executive Savings Plan of $4,602, life insurance premiums of $800 and the value of an executive physical examination of $1,870.

(3)          On February 7, 2007, we commenced an offer to amend the exercise prices of certain outstanding and unexercised options that we granted under our 1992 Performance Employee Stock Option Plan and our Amended and Restated Year 2000 Omnibus Performance Stock Plan. We made the offer to allow our staff members to amend their eligible options in order to eliminate the tax consequences resulting under Section 409A of the Internal Revenue Code. Our offer expired on March 8, 2007. Two of our executive officers, Messrs. Dixon and Byfuglin, elected to accept the offer as it related to option shares granted to them prior to their respective positions as executive officers. As a result, the option exercise prices of 4,500 and 10,000 option shares granted to Mr. Dixon’s were increased from $16.31 to $16.72 and from $11.56 to $16.28, respectively. For Mr. Byfuglin, the option exercise price of 12,500 option shares was increased from $16.31 to $16.72. Since all amended options resulted in an increase in the exercise price, we did not recognize any incremental fair value expense in connection with these option amendments for financial reporting purposes.

(4)          Mr. D’Amelio resigned as an executive officer effective February 9, 2007.

(5)          The Cheesecake Factory Bakery Incorporated is a wholly owned subsidiary of The Cheesecake Factory Incorporated.

(6)          On December 12, 2006, we amended two outstanding and unexercised options granted on January 31, 2000 and January 2, 2001 to Ms. Zurzolo. The amendments increased the per share exercise prices of these options to $8.80 and $16.72 from $8.48 and $16.31, respectively. Since these amended options resulted in an increase in the exercise prices, we did not recognize any incremental fair value expense in connection with these option amendments for financial reporting purposes. The option shares subject to the amendments were 13,500 and 9,000, respectively. These amendments were approved by the Compensation Committee and were made in light of guidance issued by the Internal Revenue Service in December 2007 and were intended to correct the exercise prices so that the options would not be subject to Section 409A of the Internal Revenue Code.

For a description of the terms in the Named Executive Officers’ employment agreements, see “Executive Compensation—Employment Agreements.”

Stock options granted to Named Executive Officers in fiscal 2006 vest at a rate of 20% per year.

Pension Benefits

We do not have a defined benefit pension plan.

Nonqualified Deferred Compensation

Effective October 1999, we adopted The Cheesecake Factory Incorporated Executive Savings Plan in order to provide a tax-deferred savings vehicle to help us attract, retain and motivate executives with the essential qualifications to successfully manage our continuing growth. This plan was amended December 1, 2000, October 1, 2001, January 1, 2003 and January 1, 2005 (collectively, the “Executive Savings Plan”). The Executive Savings Plan is a nonqualified deferred compensation plan for our Independent Directors and for our highly compensated executives, as defined in the Executive Savings Plan, who are otherwise ineligible for participation in our qualified defined contribution savings plan under section 401(k) of the Internal Revenue Code. The Executive Savings Plan allows staff member participants to defer the receipt of up to 25% of their base salaries and up to 100% of their eligible bonuses, and allows our Independent Directors to defer up to 100% of their fees. We currently match, in cash, 25% of the first 4% of salary and/or bonus deferred by participating staff members, but do not provide a match for Independent Directors. Our matching contribution generally vests 25% annually beginning with the end of the staff member’s second year of participation in the Executive Savings Plan. Commencing in fiscal 2006, our matching contributions for fiscal 2006 and for subsequent fiscal years shall immediately vest 100% for staff members who have at least five years of service with us, 75% for staff members who have at least four years of service with us, 50% for staff members who have at least three years of service with us, and 25% for staff members who have at least two years of service with us. Staff member deferrals and our match are deposited into a “rabbi” trust established by us, and the funds are generally invested in individual variable life insurance contracts owned by us which are specifically designed to informally fund executive savings plans of this nature.

The following table shows the nonqualified deferred compensation that was deferred by each Named Executive Officer during fiscal 2006.

Name	Executive Contributions in Fiscal 2006 $(1)	Registrant Contributions in Fiscal 2006 $(2)	Aggregate Earnings in Fiscal 2006 $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at January 2, 2007 $
David Overton	68,256	2,730	47,086	—	364,330
Michael J. Dixon	42,606	2,841	24,207	—	239,768
Peter J. D’Amelio(3)(4)	96,294	4,691	23,092	(260,177)	154,632
Max S. Byfuglin	116,006	4,412	61,991	—	660,491
Debby R. Zurzolo	47,202	4,602	34,444	—	200,932

(1)          Reflects amounts reported as compensation earned by the Named Executive Officers in the Summary Compensation Table with the exception of $68,256 for Mr. Overton, $13,986 for Mr. D’Amelio, $71,179 for Mr. Byfuglin and $30,240 for Ms. Zurzolo, which were amounts earned in fiscal 2005 and contributed in fiscal 2006.

(2)          Reflects the contributions that were made by us in fiscal 2006.

(3)          Mr. D’Amelio received a scheduled in-service distribution of $67,399, which was paid in January 2006. He also received an unscheduled early withdrawal of $192,778 in November 2006. Pursuant to the terms of our deferred compensation plan, Mr. D’Amelio paid a 10% penalty equating to approximately $19,278 and was excluded from further participation in the plan for the remainder of fiscal 2006 and all of fiscal 2007.

(4)          Mr. D’Amelio resigned as an executive officer effective February 9, 2007.

Stock Options

Our Named Executive Officers are eligible for awards under our 2001 Plan. The 2001 Plan authorizes awards of stock options, stock appreciation rights, restricted shares, deferred shares, performance shares and performance units. In fiscal 2006, we awarded stock options to our Named Executive Officers. The number of shares subject to stock options was determined by the Compensation Committee of our Board of Directors. For information regarding how equity award grants are determined, see “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2006

The following table shows all options to acquire shares of our common stock granted to Named Executive Officers during fiscal 2006.

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards(4)			Plan Awards
								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
								Number	Number of	Base
								of Shares	Securities	Price of	Grant
								of Stock	Underlying	Option	Date Fair
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Value
Name	Date	$	$	$	#	#	#	#	#(1)	$/Sh	$(2)
David Overton	1/4/06	—	—	—	—	—	—	—	100,000	36.87	1,310,330
Michael J. Dixon	1/4/06	—	—	—	—	—	—	—	25,000	36.87	327,583
Peter J. D’Amelio(3)	1/4/06	—	—	—	—	—	—	—	40,000	36.87	524,132
Max S. Byfuglin	1/4/06	—	—	—	—	—	—	—	30,000	36.87	393,099
	2/6/06	—	—	—	—	—	—	—	10,000	38.24	135,902
Debby R. Zurzolo	1/4/06	—	—	—	—	—	—	—	25,000	36.87	327,583

(1)          All listed stock options vest at a rate of 20% per year.

(2)          The grant date fair value was computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share-Based Payment” (“SFAS 123R”). The dollar amounts listed do not necessarily reflect the dollar amount of compensation that may be realized. See Note 1 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10 K for the fiscal year ended January 2, 2007 filed with the Securities and Exchange Commission on February 22, 2007 for information regarding the valuation of equity awards.

(3)          Mr. D’Amelio resigned as an executive officer effective February 9, 2007.

(4)          During fiscal 2006, all of our Named Executive Officers were eligible for an annual performance achievement bonus under the Incentive Plan. However, no bonuses were earned in fiscal 2006 with the exception of $104,849, which was paid to Mr. Byfuglin in fiscal 2007 and is included in the Summary Compensation Table.

Outstanding Equity Awards

The following table shows all outstanding stock options held by the Named Executive Officers at
January 2, 2007.

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market
									Awards:	or Payout
				Equity					Number of	Value of
				Incentive					Unearned	Unearned
				Plan			Number	Market	Shares,	Shares,
		Number of		Awards:			of Shares	Value of	Units or	Units or
	Number of	Securities		Number of			or Units	Shares	Other	Other
	Securities	Underlying		Securities			of Stock	or Units	Rights	Rights
	Underlying	Unexercised		Underlying			That	of Stock	That	That
	Unexercised	Options		Unexercised	Option		Have	That	Have	Have
	Options	#		Unearned	Exercise	Option	Not Yet	Have Not	Not Yet	Not Yet
	#	Unexercisable		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	(1)		#	$	Date	#	$	#	#
David Overton (2)	60,000	15,000	(a)	—	22.40	2/27/12	—	—	—	—
	58,500	39,000	(b)	—	20.00	2/6/13	—	—	—	—
	135,000	90,000	(c)	—	29.36	12/31/13	—	—	—	—
	20,000	80,000	(d)	—	32.32	1/3/15	—	—	—	—
	—	100,000	(e)	—	36.87	1/4/16	—	—	—	—
Michael J. Dixon (3)	10,000	—		—	16.28	6/16/10	—	—	—	—
	4,500	—		—	16.72	1/2/11	—	—	—	—
	4,500	2,250	(a)	—	22.55	1/29/12	—	—	—	—
	6,000	6,000	(b)	—	20.00	2/6/13	—	—	—	—
	45,000	30,000	(c)	—	29.36	12/31/13	—	—	—	—
	5,000	20,000	(d)	—	32.32	1/3/15	—	—	—	—
	—	25,000	(e)	—	36.87	1/4/16	—	—	—	—
Peter J. D’Amelio (4)(5)	14,500	7,500	(a)	—	22.55	1/29/12	—	—	—	—
	—	39,000	(b)	—	20.00	2/6/13	—	—	—	—
	36,000	24,000		—	29.36	12/31/13	—	—	—	—
	30,000	45,000		—	29.45	3/24/14	—	—	—	—
	8,000	32,000	(c)	—	32.32	1/3/15	—	—	—	—
	—	40,000	(d)	—	36.87	1/4/16	—	—	—	—
Max S. Byfuglin (6)	12,500	—		—	16.72	1/2/11	—	—	—	—
	36,000	9,000	(a)	—	22.55	1/29/12	—	—	—	—
	27,000	18,000	(b)	—	20.00	2/6/13	—	—	—	—
	22,500	15,000	(c)	—	29.36	12/31/13	—	—	—	—
	6,000	24,000	(d)	—	32.32	1/3/15	—	—	—	—
	—	30,000	(e)	—	36.87	1/4/16	—	—	—	—
	—	10,000	(f)	—	38.24	2/6/16	—	—	—	—
Debby R. Zurzolo (7)	46,700	—		—	5.90	3/8/09	—	—	—	—
	13,500	—		—	8.80	1/31/10	—	—	—	—
	9,000	—		—	16.72	1/2/11	—	—	—	—
	9,000	—		—	16.31	1/2/11	—	—	—	—
	20,250	6,750	(a)	—	22.40	2/27/12	—	—	—	—
	20,250	13,500	(b)	—	20.00	2/6/13	—	—	—	—
	5,000	10,000	(c)	—	20.00	2/6/13	—	—	—	—
	40,500	27,000	(d)	—	29.36	12/31/13	—	—	—	—
	5,000	20,000	(e)	—	32.32	1/3/15	—	—	—	—
	—	25,000	(f)	—	36.87	1/4/16	—	—	—	—

(1)          All options listed above vest at a rate of 20% per year, with the exception of one grant of 15,000 options made to Ms. Zurzolo, which vests at a rate of 33-1/3% per year.

(2)          The vesting dates of options held by Mr. Overton that were unexercisable as of our fiscal 2006 year-end are: (a) 15,000 options vested on 2/27/07; (b) 19,500 options vested on 2/6/07 and 19,500 options will vest on 2/6/08; (c) 45,000 options will vest on each of 12/31/07 and 12/31/08; (d) 20,000 options vested on 1/3/07 and 20,000 options will vest on each of 1/3/08, 1/3/09 and 1/3/10; and (e) 20,000 options vested on 1/4/07 and 20,000 options will vest on each of 1/4/08, 1/4/09, 1/4/10 and 1/4/11.

(3)          The vesting dates of options held by Mr. Dixon that were unexercisable as of our fiscal 2006 year-end are: (a) 2,250 options vested on 1/29/07; (b) 3,000 options vested on 2/6/07 and 3,000 options will vest on 2/6/08; (c) 15,000 options will vest on each of 12/31/07 and 12/31/08; (d) 5,000 options vested on 1/3/07 and 5,000 options will vest on each of 1/3/08, 1/3/09 and 1/3/10; and (e) 5,000 options vested on 1/4/07 and 5,000 options will vest on each of 1/4/08, 1/4/09, 1/4/10 and 1/4/11.

(4)          Mr. D’Amelio resigned as an executive officer effective February 9, 2007.

(5)          The vesting dates of options held by Mr. D’Amelio that were unexercisable as of our fiscal 2006 year-end, but vested prior to the effective date of his resignation are: (a) 7,500 options vested on 1/29/07; (b) 19,500 options vested on 2/6/07; (c) 8,000 options vested on 1/3/07; and (d) 8,000 options vested on 1/4/07. All other stock options that Mr. D’Amelio held that were unexercisable as of our fiscal 2006 year-end were forfeited upon his resignation.

(6)          The vesting dates of options held by Mr. Byfuglin that were unexercisable as of our fiscal 2006 year-end are: (a) 9,000 options vested on 1/29/07; (b) 9,000 options vested on 2/6/07 and 9,000 options will vest on 2/6/08; (c) 7,500 options will vest on each of 12/31/07 and 12/31/08; (d) 6,000 options vested on 1/3/07 and 6,000 options will vest on each of 1/3/08, 1/3/09 and 1/3/10; (e) 6,000 options vested on 1/4/07 and 6,000 options will vest on each of 1/4/08, 1/4/09, 1/4/10 and 1/4/11; and (f) 2,000 options vested on 2/6/07 and 2,000 options will vest on each of 2/6/08, 2/6/09, 2/6/10 and 2/6/11.

(7)          The vesting dates of options held by Ms. Zurzolo that were unexercisable as of our fiscal 2006 year-end are: (a) 6,750 options vested on 2/27/07; (b) 6,750 options vested on 2/6/07 and 6,750 options will vest on 2/6/08; (c) 5,000 options vested on 2/6/07 and 5,000 options will vest on 2/6/08; (d) 13,500 options will vest on each of 12/31/07 and 12/31/08; (e) 5,000 options vested on 1/3/07 and 5,000 options will vest on each of 1/3/08, 1/3/09 and 1/3/10; (f) 5,000 options vested on 1/4/07 and 5,000 options will vest on each of 1/4/08, 1/4/09, 1/4/10 and 1/4/11.

Option Exercises and Stock Vested

The following table shows all stock options exercised by Named Executive Officers during fiscal 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized Upon Exercise $(1)	Number of Shares Acquired on Vesting #	Value Realized on Vesting $
David Overton	—	—	—	—
Michael J. Dixon	—	—	—	—
Peter J. D’Amelio(2)	28,500	290,062	—	—
Max S. Byfuglin	12,500	243,053	—	—
Debby R. Zurzolo	29,800	647,068	—	—

(1)          The value realized upon exercise is computed by determining the difference between the market price of our common stock at exercise and the exercise price of the options.

(2)          Mr. D’Amelio resigned as an executive officer effective February 9, 2007.

Equity Compensation Plan Information

The following table sets forth information concerning the shares of common stock that may be issued upon exercise of options under all of our equity compensation plans as of January 2, 2007.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders(2)	8,441,671	$25.15	8,321,799
Equity compensation plans not approved by stockholders	—	—	—
Total	8,441,671	$25.15	8,321,799

(1)          Shares may be issued upon exercise of options or stock appreciation rights, as awards of restricted stock, awards of deferred shares or as payment for performance shares or performance units.

(2)          Our 2001 Stock Option Plan and 1997 Non-Employee Director Stock Option Plan each were approved by the stockholders in 2001 and 1997, respectively. Our Year 2000 Employee Stock Option Plan was not approved at the time of adoption. At the 2004 Annual Meeting of Stockholders, the stockholders approved amendments and restatements of the 2001 Stock Option Plan and Year 2000 Employee Stock Option Plan (renamed the “2001 Omnibus Stock Incentive Plan” and “Year 2000 Omnibus Performance Stock Plan,” respectively) and an amendment to the 1997 Non-Employee Director Stock Option Plan. Of the total number of shares to be issued upon exercise of options outstanding at December 28, 2004 under the Year 2000 Employee Stock Option Plan, 7,011,463 were issuable pursuant to options granted prior to approval of this plan by our stockholders. Named Executive Officers are not entitled to participate in the Year 2000 Employee Stock Option Plan.

Potential Payments upon Termination or Change of Control

Pursuant to our employment agreement with Mr. Overton, if Mr. Overton’s employment is terminated for any reason (other than “cause” or his voluntary resignation other than for a “good reason” (as defined in the agreement)), he or his estate will be entitled to receive a lump sum payment equal to three times his base salary. If, during the first 18 months after a “change in control” (as defined in the agreement), Mr. Overton voluntarily gives notice of termination of his employment for any reason or non-renewal or he otherwise terminates employment (other than due to death or permanent disability) or is terminated by us without cause, he will be entitled to receive a lump sum payment equal to the greater of $2 million or three times his base salary, and we would also pay for certain health and life insurance benefits for Mr. Overton and his dependents for an additional 36 months. In the event that any payment or benefit paid or payable to Mr. Overton under the agreement is subject to any excise tax in connection with the “excess parachute payment” provisions of the Internal Revenue Code, Mr. Overton is entitled to receive an additional “gross-up” payment from us such that the after-tax proceeds of the payment to Mr. Overton will be sufficient to pay any such excise tax in full. If Mr. Overton’s full-time employment is terminated by us for any reason, except by reason of death, permanent disability, cause or voluntary resignation of Mr. Overton (and the provisions relating to change in control are not applicable), he may elect to provide consulting services to us for a period of up to 120 months. If he elects to provide consulting services, he will be obligated to provide not less than 60 hours of services per month, but not at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding three full calendar years of employment, and shall be paid at an annual rate equal to 70% of his base salary for the period immediately prior to the termination of his employment. Any such payments are not available in the form of a single lump sum payment. While providing consulting services, Mr. Overton and his dependents will be entitled to participate in our life, medical and dental insurance benefits that we have adopted for our executive officers. If he and his dependents are not eligible under the terms of such coverage, we will seek to obtain substantially similar coverage for him and his dependents. Mr. Overton will also be entitled to an annual founder’s retirement benefit during his lifetime and ceasing upon his death equal to 20% of his base salary (in effect immediately prior to termination) for the first 10 years after termination of his full time employment and 40% of his base salary (in effect immediately prior to termination) for each year after the first 10 years until his death. This benefit shall not be payable if Mr. Overton’s employment is terminated for cause or he materially violates any of his duties of confidentiality, non-competition or non-solicitation set forth in the agreement. Payment of this retirement benefit commences after the termination of his full-time employment. Any such payments are not available in the form of a single lump sum payment. The founder’s benefit is an unfunded, unsecured promise to pay benefits in the future, and Mr. Overton shall have no right or interest in any of our specific assets by virtue of this obligation.

The following table shows the potential payments upon termination or a change of control for Mr. Overton. The table assumes (i) that the triggering event took place on the last business day of our last completed fiscal year, January 2, 2007; (ii) that the price per share of our common stock is the closing price as of that date; and (iii) no performance incentive bonus was earned under the Incentive Plan in fiscal 2006.

Name	Upon Retirement $(1)	Upon Termination for a Reason Other than Cause $(2)	Upon Termination upon Death $(3)	Upon “Change in Control” Termination or Resignation Occurring in First 18 Months $(4)	Upon Termination for Cause $
David Overton	5,456,000	7,681,400	2,225,400	7,717,500	—

(1)          Represents the founder’s retirement benefit of $136,400 per year for 10 years and $272,800 per year for each following year until his death. This amount is based on a total of 25 years of payments, based on retirement at age 60 and an actuarial life expectancy of 85 years. The actuarial net present value of these payments is $2,451,258 based on a 5.8% discount rate and actuarial life expectancy of 85 years. For purposes of this table, “retirement” is considered to be our termination of Mr. Overton’s employment other than for cause or his voluntary resignation without a good reason (other than with 18 months of a change of control). Mr. Overton will not be entitled to these benefits if he violates his obligations of confidentiality, non-competition and non-solicitation in his employment agreement.

(2)          Includes a voluntary resignation except when Mr. Overton resigns other than for a “good reason.” Consists of a lump sum severance payment of $2,046,000, the intrinsic value of equity vesting acceleration of $179,400, and the gross value of the founder’s retirement benefit of $5,456,000.  For purposes of this table, intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on the last business day of fiscal 2006 by the number of unvested option shares. In addition, if Mr. Overton had elected to provide consulting services as provided for in his employment agreement, he would receive $477,400 per year for up to 10 years. If he provided such services for the full 10 years, the total payments would be $4,774,000, which has a net present value of $3,601,257 at a 5.8% discount rate. During such a consulting period, Mr. Overton would also be eligible to receive health and welfare benefits. If he elected to participate in these plans for the full 10 years, the total estimated value of these benefits would be $120,330.

(3)          Consists of a lump sum severance payment of $2,046,000 and the intrinsic value of equity vesting acceleration of $179,400. For purposes of this table, intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on the last business day of fiscal 2006 by the number of unvested option shares.

(4)          Consists of a lump sum severance payment of $2,046,000, the intrinsic value of equity vesting acceleration of $179,400, estimated health & welfare benefits of $36,100 and the gross value of the founder’s retirement benefit of $5,456,000. For purposes of this table, intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on the last business day of fiscal 2006 by the number of unvested option shares.

Pursuant to our employment agreements with each of our other Named Executive Officers, if the executive’s employment is terminated for any reason other than for “cause” (as defined in the agreement), within 18 months after a “change in control” (as defined in the agreement) or within 60 days of the occurrence of a “constructive termination” (as defined in the agreement), he or she will be entitled to receive a lump sum payment equal to one times his or her base salary (one-half (1/2) if termination is by reason of death), and we will also pay for certain health insurance benefits for the executive and his or her dependents for an additional 12 months. In addition, all options to purchase shares of our common stock that are scheduled to become exercisable within 24 months of the date of termination will become exercisable and vested. Each agreement further provides that we will also pay the executive a performance achievement bonus under our Incentive Plan prorated for the number of months the executive served during the fiscal year provided that we meet the established performance incentive target for the fiscal year. Should the executive under each of the agreements be subject to any excise tax in connection with the “excess parachute payment” provisions of the Internal Revenue Code, then the executive will be entitled to receive an additional “gross-up” payment from us such that the after-tax proceeds of the payment to the executives will be sufficient to pay any such excise tax in full.

The following table shows the potential payments upon termination or a change of control for each of our Named Executive Officers (other than Mr. Overton). The table assumes (i) that the triggering event took place on the last business day of our last completed fiscal year, January 2, 2007; (ii) that the price per share of our common stock is the closing price as of that date; and (iii) no performance incentive bonus was earned under the Incentive Plan in fiscal 2006.

Name	Upon Retirement $	Upon Termination for a Reason Other than Cause $(1)	Upon Termination upon Death $(2)	Upon “Change in Control” and Termination Other Than for Cause Occurring in First 18 Months $(3)	Upon Termination by the Executive Within 60 Days of a Constructive Termination $(1)
Michael J. Dixon	—	324,525	182,025	324,525	324,525
Peter J. D’Amelio	—	581,444	386,376	581,444	581,444
Max S. Byfuglin	—	394,742	244,675	394,742	394,742
Debby R. Zurzolo	—	441,687	271,620	441,687	441,687

(1)          For Mr. Dixon, consists of a lump sum severance payment of $285,000, the intrinsic value of equity vesting acceleration of $27,600, and health and welfare benefits of $11,925. For Mr. D’Amelio, consists of a lump sum severance payment of $390,000, the intrinsic value of equity vesting acceleration of $179,400, and health and welfare benefits of $12,044. Mr. D’Amelio resigned as an executive officer on February 9, 2007. For Mr. Byfuglin, consists of a lump sum severance payment of $300,000, the intrinsic value of equity vesting acceleration of $82,800, and health and welfare benefits of $11,942. For Ms. Zurzolo, consists of a lump sum severance payment of $340,000, the intrinsic value of equity vesting acceleration of $89,700, and health and welfare benefits of $11,987. For purposes of this table, intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on the last business day of fiscal 2006 by the number of unvested option shares.

(2)          For Mr. Dixon, consists of a lump sum severance payment of $142,500, the intrinsic value of equity vesting acceleration of $27,600, and health and welfare benefits of $11,925. For Mr. D’Amelio, consists of a lump sum severance payment of $195,000, the intrinsic value of equity vesting acceleration of $179,400, and health and welfare benefits of $11,976. For Mr. Byfuglin, consists of a lump sum severance payment of $150,000, the intrinsic value of equity vesting acceleration of $82,800, and health and welfare benefits of $11,875. For Ms. Zurzolo, consists of a lump sum severance payment of $170,000, the intrinsic value of equity vesting acceleration of $89,700, and health and welfare benefits of $11,920. For purposes of this table, intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on the last business day of fiscal 2006 by the number of unvested option shares.

(3)          The values are the same as for termination by us for a reason other than cause or upon disability.

Employment Agreements

On December 22, 2004, the Compensation Committee of our Board of Directors approved an employment agreement, which was subsequently amended on December 6, 2005, with David Overton, our Chairman of the Board and Chief Executive Officer. This agreement replaces a prior agreement with us that had expired. The agreement has an initial term of five fiscal years and will be extended automatically for one additional year on each anniversary date (beginning on the fifth anniversary date) unless either party gives notice not to extend. Under the agreement, we will pay Mr. Overton an initial salary at the annual rate of $550,000 per year, commencing in fiscal 2004. This rate increased by $82,000 in fiscal 2005, by $50,000 in fiscal 2006, by $50,000 in fiscal 2007 and will increase by $50,000 in fiscal 2008. While employed by us, Mr. Overton will be eligible to participate in our Incentive Plan and equitably with other executive officers in any company plan relating to pension, thrift, profit sharing, life insurance, medical coverage, education or other retirement or employee benefits. He will also be entitled to receive all other fringe benefits that are provided to our executive officers. Mr. Overton will be eligible to receive future stock option grants and we have agreed to grant options to purchase not less than 100,000 shares of our common stock during each 12-month period during the term of the agreement beginning after the first 12 months of the agreement. While employed by us, Mr. Overton will be entitled to disability income insurance coverage in an amount made available to our other executive officers, with all premiums paid by us. We have also agreed to seek to maintain director and officer liability insurance while he is employed and to maintain that insurance for a period of at least 36 months following his date of termination. For potential payments by us to Mr. Overton upon termination or change of control, see “Executive Compensation—Potential Payments upon Termination or Change of Control.”

On March 27, 2006 we entered into employment agreements with each of Michael J. Dixon, our Senior Vice President and Chief Financial Officer; Peter J. D’Amelio, President and Chief Operating Officer of The Cheesecake Factory Restaurants, Inc. and Grand Lux Cafe LLC, wholly-owned subsidiaries of the Company; Max S. Byfuglin, President of The Cheesecake Factory Bakery Incorporated, a wholly-owned subsidiary of the Company; and Debby R. Zurzolo, our Executive Vice President, General Counsel and Secretary. Each agreement has an initial term of two years and will be extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless any of the parties give notice not to extend. Under the agreement, we will pay base salaries at an annual rate equal to the following: $285,000 for Mr. Dixon; $390,000 for Mr. D’Amelio; $300,000 for Mr. Byfuglin; and $340,000 for Ms. Zurzolo. Under each of these agreements, the Compensation Committee determines any future adjustments to these base salaries, but the executive’s annual salary may not be decreased without the executive’s consent unless the annual salaries of all other executive officers are proportionately decreased. Each agreement provides that the executive will be eligible to participate in our Incentive Plan and equitably with other executive officers in any of our plans relating to pension, profit sharing, life insurance, medical coverage, education, automobile allowance or leasing, or other retirement or employee benefits. Each agreement further provides that we will pay the executive’s portion of premiums for medical care insurance with respect to the executive and his or her immediate family members to the extent provided to our other executive officers (as defined in the agreements), and based upon the most comprehensive medical insurance plan offered to such other executive officers. The executive will also be entitled to participate in any automobile or car allowance program maintained by us for executive officers and to receive all other fringe benefits that are provided to our executive officers.
Mr. D’Amelio resigned as an executive officer effective February 9, 2007. For potential payments by us to these Named Executive Officers upon termination or change of control, see “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Incentive Plan

Our stockholders approved the material terms of the performance incentive goals under The Cheesecake Factory Incorporated Amended and Restated Annual Performance Incentive Plan (“Incentive Plan”) at the 2005 Annual Meeting.

As amended and restated, eligible participants under the plan include our executive and other officers, director-level staff employees, restaurant managers, and in the case of discretionary bonuses, other employees of us and our subsidiaries. The Incentive Plan provides for the award of discretionary bonuses and performance achievement bonuses. Discretionary bonuses are determined based on factors, including the company’s, subsidiary’s or business unit’s financial results, advancement in research and development, technological achievements, performance beyond pre-established objectives, extraordinary tangible or intangible contributions to us, a subsidiary, or a business unit as well as other factors. The amount of any discretionary bonus may not exceed 100% of the employee’s base salary (as defined in the plan). Performance achievement bonuses are based on performance incentive targets (as defined in the plan). The Compensation Committee is required to establish in advance the specific targets and the formula for computing the performance achievement bonus if the target is achieved. Unless the material terms of the performance incentive targets are disclosed to and approved by our stockholders in accordance with Section 162(m) of the Internal Revenue Code of 1986, the amount of any performance achievement bonus will be reduced by the amount necessary for the aggregate sum of the performance achievement bonus and all other remuneration (as defined in the plan) not to exceed the Section 162(m) limitation amount. In no event may any portion (the “excess compensation”) of the discretionary bonus be paid to a participant if and to the extent that the excess compensation when added together with all other remuneration exceeds the limitation amount under Section 162(m). If and to the extent that in any year all or a portion of the excess compensation when added together with all other remuneration does not exceed the Section 162(m) limitation amount, we will pay all or the portion of the excess compensation that does not exceed the limitation amount. We will pay all of the unpaid excess compensation upon termination of the participant’s employment for any reason. However, no excess compensation shall be payable by us if we determine that the excess compensation would be, or is reasonably likely to be, pursuant to Section 409A of the Code or any regulations or guidance thereunder includible in the participant’s gross income in a taxable year before the year in which the participant would actually receive the excess compensation.

Compensation Committee Report

The Compensation Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

We have reviewed and discussed with management the Compensation Discussion and Analysis provided earlier in this section. Based on that review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement.

Respectfully submitted,

Wayne H. White, Chair
Thomas L. Gregory
Jerome I. Kransdorf
Karl L. Matthies

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Messrs. White, Gregory, Kransdorf and Matthies served on the Compensation Committee. No member of the Compensation Committee was, during fiscal 2006, an officer or employee of ours, a former officer of ours or of our subsidiaries or had a relationship requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers have served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2006. On February 12, 2007, Mr. Matthies tendered his resignation from our Board of Directors and its Audit, Compensation and Governance Committees, effective May 22, 2007.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Any stockholder proposal intended to be included in our Proxy Statement under SEC Rule 14a-8 for the 2008 Annual Meeting of Stockholders must be received by us for inclusion in the Proxy Statement and form of proxy for that meeting no later than December 17, 2007.

For a stockholder proposal to be presented at the Annual Meeting that it is not intended to be included in our Proxy Statement under SEC Rule 14a-8, the stockholder must comply with the applicable provisions of our Bylaws. In general, these provisions require that notice must be made by a stockholder of record on the date of giving notice and the record date for the Annual Meeting. In general, our Bylaws require that the notice must be received: (i) not earlier than January 22, 2008, and (ii) not later than February 21, 2008. Provided that in the event that the 2008 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2007 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the Annual Meeting. The foregoing summary does not purport to be a complete description of all of the provisions of our Bylaws pertaining to stockholder nominations. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to Ms. Zurzolo, our Secretary, at our principal executive offices.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K

Accompanying this Proxy Statement is our Annual Report to Stockholders for the fiscal year ended January 2, 2007, which includes the Annual Report on Form 10-K filed with the Securities and Exchange Commission. We make available, free of charge through our website (thecheesecakefactory.com), our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the Securities and Exchange Commission. These reports can be found under “SEC Filings” in the “Financial Information” portion of the “Investors” section of our website. We will provide to any stockholder without charge, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended January 2, 2007. Such requests should be addressed to:

Jill S. Peters
Vice President, Investor Relations
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, CA 91301

By Order of the Board of Directors,

Debby R. Zurzolo
Secretary

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your Proxy by telephone or the Internet, or by returning the Proxy card or voting form by mail. If you are able to attend the meeting and you wish to vote your shares in person, the Proxy is revocable.

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to stockholders. Admission will be on a first-come, first-served basis. Stockholders may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

VOTE BY TELEPHONE	VOTE BY INTERNET
It’s fast, convenient and your vote is immediately confirmed and posted. Using a touch-tone telephone, call the toll-free telephone number and follow these steps:	It’s fast, convenient and your vote is immediately confirmed and posted. You will also have the option to register to receive future materials via the Internet.
1. Read the accompanying Proxy Statement and Proxy card or voting instruction form.	1. Read the accompanying Proxy Statement and Proxy card or voting instruction form.
2. Call the toll-free telephone number listed on	2. Go to website: www.proxyvote.com
the Proxy Card or voting form.	3. Follow the simple instructions.
3. Follow the simple recorded instructions.

Please do not return your Proxy Card or Voting Form if you voted by telephone or Internet.

PROXY	THE CHEESECAKE FACTORY INCORPORATED

Solicited on behalf of the Board of Directors of THE CHEESECAKE FACTORY INCORPORATED (“the Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 22, 2007 at 10:00 A.M. Pacific Daylight Time at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California.

The undersigned hereby appoints Debby R. Zurzolo and Jill S. Peters, or either one of them, as the “Named Proxies” with the full power of substitution, to vote all shares of common stock of the Company held of record by the undersigned on March 30, 2007 at the Meeting or at any adjournments or postponements thereof, on the proposals set forth on the reverse side.

This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2. In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice dated April 17, 2007 of the 2007 Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Meeting is acknowledged.

IMPORTANT — THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE. PLEASE REFER TO THE REVERSE SIDE OF THIS PROXY CARD FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

26901 MALIBU HILLS ROAD CALABASAS HILLS, CA 91301

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by the The Cheesecake Factory Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Cheesecake Factory Incorporated, c/o ADP, 51 Mercedes Way, Englewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHSCK1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CHEESECAKE FACTORY INCORPORATED

The Cheesecake Factory Incorporated is making each of the following two proposals:

The Board of Directors unanimously recommends a vote FOR the directors named below:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	ELECTION OF DIRECTORS:
	01) THOMAS L. GREGORY	☐	☐	☐
02) DAVID R. KLOCK

The Board of Directors unanimously recommends a vote FOR the proposal below:		For	Against	Abstain

2.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2008.	☐	☐	☐

In addition, to act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by president or other authorized officer. If signer is a partnership, please sign in partnership name by authorized person.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date